Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES THAT TIM L. HINGTGEN

WILL BECOME PRESIDENT AND CHIEF OPERATING OFFICER ON SEPTEMBER 1, 2016

FRANKLIN, Tenn. (August 9, 2016) — Community Health Systems, Inc. (NYSE: CYH) announced today that Tim L. Hingtgen will be promoted to President and Chief Operating Officer, effective September 1, 2016.

Commenting on Hingtgen’s promotion, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “Tim is an extremely effective, results-driven healthcare executive and an experienced operator who has provided outstanding leadership for some of our most successful markets. Tim is meticulous about setting operating standards and has a track record of executing strategies that support clinical excellence, business development and growth. In his new role, I’m confident Tim will lead Community Health Systems forward as we work to achieve higher levels of performance across our organization.”

Hingtgen will succeed David L. Miller, who previously announced his plans to retire from the Company at the end of the year. Hingtgen and Miller work closely together and will ensure a smooth transition of leadership. Miller will complete his twenty-year tenure with Community Health Systems by serving as special advisor to the Chairman of the Board and Chief Executive Officer.

Hingtgen, age 48, joined Community Health Systems in 2008 as a Vice President of Operations. In January 2014, he was promoted to President of Division IV Operations, and in May 2016, he was promoted to Executive Vice President of Operations. Prior to joining Community Health Systems, Hingtgen served as a chief operating or chief executive officer of hospital facilities at another for-profit hospital system. He holds a master’s degree in business administration from the University of Nevada-Las Vegas.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 159 affiliated hospitals in 22 states with an aggregate of nearly 27,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

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Community Health Systems Announces Tim L. Hingtgen

    Will Become President and Chief Operating Officer

August 9, 2016

Forward-Looking Statements

Statements contained in this news release regarding expected operating results, acquisition transactions or divestitures and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Community Health Systems, Inc.

Investor Contact:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

or

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

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